Exhibit 99.1

Hawkeye Systems Rebrands as Hawkeye Digital, Inc.

ThinkEquity LLC, One of Wall Street’s Leading Investment Banks, Becomes Financial Advisor to the Company

MIAMI BEACH, FL – August 24, 2026 – Hawkeye Systems, Inc. (OTC:HWKE) (“Hawkeye” or the “Company”) today announced that the Company’s name has been changed from Hawkeye Systems, Inc. to Hawkeye Digital, Inc. The new name, along with a new logo, reflects Hawkeye’s transformation into a private equity and merchant banking platform focused on digital assets and advanced technology.

Alongside the rebrand, Hawkeye has relocated its headquarters to Miami Beach, Florida. The Company is currently hiring merchant bankers to expand its advisory and capital markets team as it builds out the platform.

Hawkeye operates two complementary businesses. Its private equity arm pursues controlling investments in category-defining growth companies, while its merchant banking arm advises growth-stage and public companies on capital formation, public market preparation, exchange listings, and strategic transactions. The Company’s initial focus is digital asset businesses, including tokenization, wallets, stablecoins, and blockchain-based financial infrastructure businesses, alongside artificial intelligence businesses as a foundational layer for financial services and other high-growth sectors.

David Wachsman, President of Hawkeye, said: “Our new name reflects who we are today, and with our new name, we’ve launched a new brand identity for a platform built to identify and back the companies shaping the next era of digital finance. Miami Beach puts us at the center of that opportunity, and the bankers joining our team will help us act on it.”

“We are also pleased to announce that ThinkEquity LLC, one of Wall Street’s leading investment banks, has become the Company’s financial advisor. The team at ThinkEquity has been the underwriter and/or bookrunner for over $10 billion in capital raises for the crypto community, most notably Bitmine Immersion Technologies, Inc. (NYSE:BMNR), a $13 billion dollar company,” said Wachsman.

“David Wachsman is one of the most connected and influential figures in the crypto and digital finance community. Marty Sumichrast has been a long-standing client of our firm with over 35 years of Wall Street experience. Hawkeye Digital is in the right place at the right time with the right people. The opportunity for us to participate in what they are building is exciting, and we are honored to be part of the Hawkeye team,” said Joe Jaigobind, CEO of ThinkEquity LLC.

For more information, please visit www.hwke.com

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About Hawkeye Digital, Inc.

Hawkeye Digital, Inc. (OTC: HWKE) (“Hawkeye”) is a publicly traded private equity and merchant banking platform dedicated to investing in and advising businesses at the forefront of the digital economy and emerging technologies. Through its private equity platform, Hawkeye pursues controlling investments in category-defining growth companies with the potential to become long-term market leaders. Through its merchant banking platform, the firm provides strategic advisory services encompassing capital formation, public market preparation, and broader corporate positioning.

While Hawkeye’s initial focus is the rapidly evolving digital asset industry, the firm intends to expand its investment and advisory activities across select high-growth sectors within financial services and advanced technology.

For more information, please contact:

350 Lincoln Road, 2nd Floor Miami Beach, FL 33139 United States

Phone: +1-332-334-9551
Email: info@hwke.com
Website: www.hwke.com
Investor Relations: ir@hwke.com
Media Contact: hawkeye@wachsman.com